UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Under Rule 14a-12

QUANTA CAPITAL HOLDINGS LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 30, 2007

Hamilton, Bermuda

To the Shareholders of Quanta Capital Holdings Ltd.:

You are cordially invited to attend the annual general meeting of shareholders of Quanta Capital Holdings Ltd. which will be held on Thursday, June 7, 2007 at 9:00 a.m. (local time), at Cumberland House, 1 Victoria Street, Second Floor, Hamilton HM 11, Bermuda, and at any adjournment or postponement thereof. On the following pages you will find the notice of annual general meeting and the proxy statement with detailed information about the business to be considered at the meeting. The proxy statement and proxy card are first being distributed to shareholders on or about April 30, 2007.

All holders of the Company’s common shares, par value $0.01 per share, at the close of business on April 18, 2007 will be entitled to vote at the annual general meeting of shareholders. To assure that you are represented at the annual general meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement. Your vote is very important. Please complete, date, sign and return the enclosed proxy card promptly.

Sincerely,
James J. Ritchie Executive Chairman

QUANTA CAPITAL HOLDINGS LTD.

Cumberland House
1 Victoria Street
Hamilton HM 11 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2007

NOTICE IS HEREBY GIVEN that the annual general meeting of shareholders of Quanta Capital Holdings Ltd. (the ‘‘Company’’) will be held on Thursday, June 7, 2007, at 9:00 a.m. (local time), at Cumberland House, 1 Victoria Street, Second Floor, Hamilton HM 11, Bermuda.

At the annual general meeting, the Company’s shareholders will be voting on the following proposals:

PROPOSAL No. 1:    To elect seven directors to serve for a term of one year or until their respective successors are elected and qualified.

PROPOSAL No. 2:    To approve an amendment to the Company’s bye-laws to make the Company eligible for a direct registration program.

PROPOSAL No. 3:    To ratify the selection of Johnson Lambert & Co. LLP as our independent registered public accounting firm for the year ending December 31, 2007.

PROPOSAL No. 4:    To conduct other business if properly raised.

Only shareholders of record, as shown by the Register of Members of the Company, at the close of business on April 18, 2007 are entitled to notice of, and to vote at, the annual general meeting or any adjournment or postponement thereof. A copy of the Company’s financial statements for the fiscal year ended December 31, 2006, as approved by the board of directors, shall be made available to the shareholders of the Company at the annual general meeting.

All shareholders are cordially invited to attend the annual general meeting. If you do not expect to be present at the annual general meeting, you are requested to complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the annual general meeting. For the votes represented by your proxy to be counted at the meeting, your proxy must be received before the annual general meeting. In the event you decide to attend the annual general meeting in person, you may, if you desire, revoke your proxy before the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy and vote your shares in person.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,
Michael B. Ashford Secretary

Hamilton, Bermuda
April 30, 2007

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
June 7, 2007

INTRODUCTION

This proxy statement is furnished to shareholders of Quanta Capital Holdings Ltd., an exempted company incorporated in Bermuda as a holding company (the ‘‘Company’’), in connection with the solicitation of proxies, in the accompanying form, by the board of directors of the Company (the ‘‘board of directors’’ or the ‘‘board’’) for use in voting at the annual general meeting of shareholders to be held on Thursday, June 7, 2007, at 9:00 a.m. (local time), at Cumberland House, 1 Victoria Street, Second Floor, Hamilton HM 11, Bermuda, and at any adjournment or postponement thereof.

This proxy statement, the attached notice of annual general meeting and the enclosed proxy card are first being mailed to our shareholders on or about April 30, 2007. In addition, a copy of the annual report on Form 10-K of the Company for 2006 (including financial statements), which is not a part of the proxy soliciting material, is enclosed.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual General Meeting

The specific proposals to be considered and acted upon at the annual general meeting are summarized in the accompanying notice of annual general meeting of shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The board of directors has fixed the close of business on April 18, 2007 as the record date (the ‘‘Record Date’’) for the determination of shareholders entitled to notice of, and to vote at, the annual general meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the annual general meeting or any and all adjournments or postponements thereof.

As of the Record Date, the Company had issued and outstanding 70,008,185 common shares, par value $0.01 per share. The common shares comprise all of the Company’s issued and outstanding voting stock.

Quorum and Votes Required to Approve the Proposals

A ‘‘quorum’’ is necessary to hold the annual general meeting. A quorum consists of two or more persons present in person and representing in person or by proxy in excess of 50% of the issued and outstanding common shares entitled to attend and vote at the annual general meeting. Abstentions and broker ‘‘non-votes’’ are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on. As a result, abstentions and broker non-vote will not have an effect on the outcome of the proposals.

A broker ‘‘non-vote’’ occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to Proposals 1, 2 and 3. The affirmative vote by a majority of the votes cast is required to approve the proposals to be acted on at the annual general meeting.

Voting at the Annual General Meeting

In general, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. Our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person (as defined below), constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote generally at an election of directors will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder’s ‘‘control group.’’ A ‘‘control group’’ means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. ‘‘Controlled shares’’ means all shares that a person is deemed to own directly, are beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), or in the case of a U.S. person, are owned indirectly (within the meaning of Section 958(a) of the Internal Revenue Code) or constructively (within the meaning of Section 958(b) of the Internal Revenue Code). A similar limitation is to be applied to shares held directly by members of a ‘‘related group.’’ A ‘‘related group’’ means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder’s ‘‘control group’’ or ‘‘related group,’’ as the case may be. A ‘‘U.S. Person’’ means a citizen or resident of the United States, a business entity that is domiciled in the United States, an estate that is subject to United States federal income tax, and any trust that is subject to the supervision of a U.S. court and that is controlled by one or more U.S. persons.

Under these provisions certain shareholders may have their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

Our directors are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder’s shares, relationships, associations or affiliations with other shareholders or any other facts the directors may deem relevant to a determination of the number of controlled shares attributable to any person. Our directors may disregard the votes attached to the shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of our voting rights at any time. As a result of any reduction in the votes of other shareholders, your voting power might increase above 5% of the aggregate voting power of the outstanding shares, which may result in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

The election of each nominee for director, and the approval of all other matters to be voted upon at the annual general meeting, require the affirmative vote of a majority of the votes cast at the annual general meeting, provided there is a quorum (consisting of two or more persons present in person and representing in person or by proxy in excess of 50% of the issued and outstanding common shares entitled to attend and vote at the annual general meeting). Cumulative voting by shareholders is not permitted.

The Company has appointed an inspector of elections to count votes cast in person or by proxy. Common shares owned by shareholders who are present in person or by proxy at the annual general meeting but who elect to abstain from voting will be counted towards the presence of a quorum. However, such common shares, and common shares owned by shareholders and not voted in person or by proxy at the annual general meeting (including broker non-votes), will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes. Common shares held by shareholders who indicate on their proxy cards that they withhold authority to vote on any or all director nominees will be counted as a ‘‘no’’ vote with respect to those nominees as to which authority has been withheld. Common shares held by shareholders who have signed their proxy cards but have not indicated a choice will be counted towards the presence of a quorum and will be voted for the election of the nominees in Proposal No. 1 listed herein, for the amendment to the Company’s bye-laws to make the Company eligible for a direct registration program in Proposal No. 2 and for the ratification of the selection of Johnson Lambert & Co. LLP (‘‘Johnson Lambert’’) in Proposal No. 3.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to the registered office of the Company at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, attention: Michael B. Ashford, stating that the proxy is revoked;

•	by submitting another proxy with a later date; or

•	by attending the annual general meeting in person and voting your common shares.

Any notice of revocation of an outstanding proxy (including the submission of another proxy with a later date) must be received before the annual general meeting or at the annual general meeting prior to the vote pursuant to the proxy. Any shareholder of record entitled to vote at the annual general meeting may attend the annual general meeting and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a ‘‘legal proxy’’ from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the annual general meeting. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. Even if you do not intend to vote your shares at the annual general meeting, you may attend the meeting by following the procedures described below.

Unless the Company receives specific instructions to the contrary or unless such proxy is properly revoked, shares represented by each properly executed proxy will be voted: (1) FOR the election of each of the Company’s nominees as a director; (2) FOR the amendment to the Company’s bye-laws to make the Company eligible for a direct registration program; (3) FOR the ratification of the selection of Johnson Lambert as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and (4) with respect to any other matters that may properly come before the annual general meeting, at the discretion of the proxy holders.

Attending the Annual General Meeting

A person is entitled to attend the annual general meeting only if that person was a shareholder or joint shareholder as of the close of business on the Record Date or that person holds a valid proxy for the annual general meeting. You should be prepared to present photo identification for admittance. In addition, the names of shareholders of record will be verified against the list of shareholders of record on the Record Date as shown on the Register of Members of the Company prior to being admitted to the annual general meeting. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership together with a letter from the broker or nominee appointing you as their proxy. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual general meeting.

Solicitation

The Company will pay the costs relating to this proxy statement, the proxy card and the annual general meeting. The Company has not retained anyone to solicit proxies personally or by mail, telephone or internet. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees of the Company may solicit proxies by telephone, facsimile, electronic submission or other means or in person. They will not receive any additional compensation for any solicitation activities.

Householding

If you and others who share your mailing address beneficially own the Company’s common shares or shares of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose shares are held in such accounts. This practice, known as ‘‘householding,’’ is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may discontinue householding by contacting your bank or broker. You may also request delivery of an individual copy of the annual report or proxy statement by contacting the Company at (441) 294-6350 or by writing to Karen Barnett, Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda.

You may be able to initiate householding if your bank or broker has chosen to offer such service, by following the instructions provided by your bank or broker.

PROPOSALS TO BE VOTED UPON

Proposal No. 1 — Election of Directors

Pursuant to our bye-laws, the number of directors on our board is currently fixed at seven. All seven directors are presently serving on our board, five of whom are independent as that term is defined by the listing standards of the NASDAQ Stock Market LLC (‘‘Nasdaq’’). Four of our directors were elected at our 2006 annual general shareholders meeting and Ms. Cabrera and Messrs. Bolinder and McKenna were appointed to the board in July 2006, and January and April 2007. Ms. Cabrera was recommended to the governance and nominating committee by our Executive Chairman and a non-management director. Mr. Bolinder was recommended to the governance and nominating committee by an outside financial advisor and by our Chief Executive Officer. Mr. McKenna was recommended to the governance and nominating committee by an outside financial advisor. All of our directors are standing for re-election at this annual general meeting of shareholders. If elected, they will serve until the next annual general meeting of shareholders. Each nominee for director was recommended by the governance and nominating committee and approved by our board of directors. Information regarding the business experience of each nominee is provided below. Proxies at this meeting cannot be voted for a greater number of persons than the number of nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE ELECTION OF MESSRS. RITCHIE, LIPPINCOTT, BAKER, BOLINDER, McKENNA AND SHAPIRO AND MS. CABRERA AS DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The election of each nominee for director requires the affirmative vote of a majority of the votes cast at the annual general meeting.

James J. Ritchie — 52 — Executive Chairman of the Board.    Mr. Ritchie has served as a director since September 2003 and as non-executive Chairman of the Board from October 2005 to September 2006. On September 14, 2006, Mr. Ritchie was appointed as the Company’s Executive Chairman of the Board. Mr. Ritchie also serves as Chairman of Pembroke Joint Venture Co., an entity in which the Company holds a minority interest. This entity holds a majority interest in Pembroke Managing Agency Ltd., which manages Syndicate 4000 at Lloyd’s. Mr. Ritchie has over 28 years of experience in the insurance and financial services industries, particularly in the U.S. and international insurance and reinsurance industries. From September 2003 to August 2006 he served as a member of the board of directors and chairman of the audit committee of Ceres Group, Inc., which provides an array of health and life insurance products. Ceres Group, Inc. was a public company until its acquisition in August 2006. From February 2001 until May 2003, he served as managing director and chief financial officer of White Mountains Insurance Group, Ltd.’s OneBeacon Insurance Company and served as the group chief financial officer for White Mountains Insurance Group, Ltd. From December 2000 until February 2001, Mr. Ritchie was a consultant for White Mountains Insurance Group, Ltd. From 1986 until 2000, Mr. Ritchie held various positions with CIGNA Corporation including chief financial officer of the company’s international division and head of its internal audit division. Prior to Mr. Ritchie’s insurance career, from 1977 until 1986, he served in the audit group at Price Waterhouse, including as a senior audit manager. Mr. Ritchie is also a member of the board of directors and of the audit committee of KMG America Corporation, a public company engaged in life and health insurance risk assumption, third-party administration and medical management services. He is a Certified Public Accountant and participates in various industry groups, including Financial Executives International, the National Association of Corporate Directors and the American Institute of Certified Public Accountants.

Robert Lippincott III — 60 — Deputy Chairman.    Mr. Lippincott is currently the Principal Executive of C&L Advisors, LLC, which provides consulting services to the insurance and reinsurance industries. Mr. Lippincott served as our Interim Chief Executive Officer and President from November 21, 2005 until September 14, 2006 when he resigned from that position and was appointed Deputy Chairman. He has served as a director since March 2005 and prior to his appointment as our Interim Chief Executive Officer, he also served on our Audit Committee. Mr. Lippincott was the President of Lippincott Consulting Holding LLC, which provided consulting services to the insurance and reinsurance industries from January 2005 to November 2005. From April 2003 until December 2004, Mr. Lippincott served as Executive Vice President of Towers Perrin Reinsurance, a reinsurance intermediary. From October 1983 to March 2003, Mr. Lippincott served in a number of positions at the AXA group of insurance companies, most recently, from January 2001 to February 2003, as the Chairman, President and Chief Executive Officer of AXA Re Property and Casualty Insurance Company. He was also the founder of the U.S. reinsurance operations of AXA Reinsurance Company. Prior to his employment with AXA, Mr. Lippincott served in various positions at Tokyo Reinsurance Company, MONY Reinsurance Company, INA Reinsurance Company and Aetna Casualty and Surety Company. Mr. Lippincott currently serves as a director of privately held AXA Art Insurance Company where he is a member of the compensation committee. He was also the former president and director of the Independent Reinsurance Underwriters Association of America.

Roland C. Baker — 67 — Director.    Mr. Baker has served as a director since February 2006. He has more than 35 years experience in the insurance industry. He served as President of First Penn-Pacific Life Insurance Company, a member of the Lincoln Financial Group, from 1995 until his retirement in 2001. Since his retirement in 2001, Mr. Baker has served as a consultant to the insurance industry and as adjunct professor of finance at Northeastern Illinois University. From October 2003 to August 2006 Mr. Baker also served as a director and, from May 2004 to August 2006, a member of the audit committee of Ceres Group, Inc. Additionally, he has served on the Board of Directors of American College, American Council of Life Insurers and the American Insurance Association. He is a Certified Public Accountant, a Chartered Life Underwriter, and a

Fellow of the Life Insurance Management Institute. Mr. Baker also serves as an independent trustee for the Henderson Global Investors and Scottish Widows Investment Trust family of funds.

William H. Bolinder — 63 — Director.    Mr. Bolinder has served as a director since January 2007. From August 2003 until his retirement in July 2006, Mr. Bolinder served as President, Chief Executive Officer and director of Acadia Trust N.A. Prior to that, Mr. Bolinder was a member of the Group Management Board at Zurich Financial Services in Zurich, Switzerland from October 1986 to June 2002 and had profit center responsibility for North and Latin America and global functional responsibilities for property casualty underwriting, claims and risk engineering. He currently also serves as a board member and lead director of Endurance Specialty Holdings Ltd.

Susan F. Cabrera — 37 — Director.    Ms. Cabrera has served as a director since July 2006. She has been an executive consultant and educator in the fields of insurance and corporate finance since January 2004. Ms. Cabrera is an experienced private equity investor in the insurance industry and served as a Partner and Principal of Capital Z Financial Services Partners from January 2002 to December 2003 and from August 1998 to December 2001. Prior to joining Capital Z, Ms. Cabrera served as Vice President of Insurance Partners, L.P. and was an investment banker in the Mergers and Acquisitions Financial Institutions Group at Morgan Stanley & Co. Ms. Cabrera is currently a member of the board of directors of Hanover Investors and its investment funds, a privately held company. From June 2000 to August 2006 she served as a director and from June 2001 to August 2006 she served as a member of the audit committee of the board of directors of Ceres Group Inc. From April 2002 to April 2005, she also served as a member of the board of directors of PXRE Group, Ltd. From June 2000 to June 2003 she also served as a director of Universal American Financial Group. Ms. Cabrera is currently pursuing a PhD in management and organizations at Cornell University’s Johnson Graduate School of Management and received a bachelor’s degree with highest distinction from the University of Virginia.

John C. McKenna — 51 — Director.    Mr. McKenna has served as a director since April 2007. He currently serves as a director of Finance & Risk Services Limited, a Bermuda based reinsurance and restructuring consulting firm. Prior to that, Mr. McKenna was a Partner and leader of the Insolvency and Restructuring practice at Ernst & Young in Bermuda from November 1993 to June 2006. Mr. McKenna was also a General Manager at Mentor Insurance Limited from August 1989 to October 1993. Mr. McKenna is also a Chartered Accountant and a Certified Arbitrator. He participates in various groups such as The Chartered Institute of Arbitrators and is a frequent speaker on international reinsurance and restructuring matters.

Robert B. Shapiro — 57 — Director.    Mr. Shapiro has served as a director since February 2006. He currently is also Of Counsel with Jorden Burt LLP specializing in insurance operations, mergers and acquisitions, financial transactions and compliance. Before joining Jorden Burt LLP in May 2005, he practiced with The Bernstein Law Firm from 1983 to 2004 and with the U.S. Securities and Exchange Commission prior to that time.

Director Independence

The board of directors has determined that five of the seven directors standing for re-election have no material relationship with the Company and are independent under the listing standards of Nasdaq. These directors are Roland C. Baker, William H. Bolinder, Susan F. Cabrera, John C. McKenna and Robert B. Shapiro.

The board of directors also determined that Mark Bridges and Nigel W. Morris, each of whom served as directors during a part of 2006, were independent under the listing standards of Nasdaq during the time each served as a director. James J. Ritchie, who was an independent director from January 1, 2006 to September 13, 2006, ceased to be independent on September 14, 2006, when he was appointed as Executive Chairman.

Proposal No. 2 — Approval of an amendment to the Company’s bye-laws to make the Company eligible for a Direct Registration Program.

The board of directors has recommended and asks that you approve a resolution to amend the Company’s bye-laws to make the Company eligible for a direct registration program (‘‘DRP’’), which is operated by a securities depository.

We are proposing to amend our bye-laws in response to recent changes to the listing standards of Nasdaq, which require that all equity securities listed on Nasdaq be eligible for a DRP by January 1, 2008. A DRP permits a shareholder’s ownership to be recorded and maintained on the books of the issuer or the transfer agent without the issuance of a physical stock certificate. It also allows shares to be transferred between a transfer agent and a broker electronically. The change to the Nasdaq rule does not require issuers to actually participate in a DRP or to eliminate physical stock certificates. The change only requires that the listed securities be eligible for such a program.

Presently, our bye-laws generally require that requests for transfers of shares of our stock be accompanied by written instructions and the certificates representing the shares to be transferred. If the proposed amendment to our bye-laws is approved, we would have the ability, but not the obligation, to issue uncertificated shares transferable only on the books of the Company. Even if the amendment is approved, we currently intend to continue to permit shareholders to have their shares represented by share certificates. The amendment to our bye-laws, if approved by our shareholders, will replace the first two sentences of bye-law 61(1), which will then read as follows:

Shares may be transferred either by an instrument of transfer in the form of Form ‘‘C’’ in the Schedule hereto (or as near thereto as circumstances admit) or in such other common form as the Board may accept or by such electronic means as may be consistent with the rules or regulations of any exchange or quotation system on which shares are listed or quoted provided that shares may only be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act. Any physical instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE AMENDMENT TO OUR BYE-LAWS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The approval of this amendment to our bye-laws requires the affirmative vote of a majority of the votes cast at the annual general meeting.

Proposal No. 3 — Ratification of Independent Registered Public Accounting Firm

Upon the recommendation of the audit committee, the board of directors has approved the appointment of the firm of Johnson Lambert as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2007, subject to the ratification of the appointment by the shareholders. Johnson Lambert audited the Company’s financial statements for the year ended December 31, 2006. Representatives of Johnson Lambert are expected to be present at the annual general meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE RATIFICATION OF THE APPOINTMENT OF JOHNSON LAMBERT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The ratification of Johnson Lambert as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the annual general meeting.

Fee Information

The following table shows the fees actually billed to the Company for the services provided by PricewaterhouseCoopers LLP (‘‘PwC’’), which was the Company’s independent registered public accounting firm until August 2006, as well as fees billed or expected to be billed to the Company for the services provided by Johnson Lambert for the years ended December 31, 2005 and 2006.

Fees and Services	2005 Actual Fees	2006 Actual Fees
Audit Fees
PwC	$5,330,000	$629,000
Johnson Lambert	—	$2,861,000
Audit-Related Fees
PwC	—	—
Johnson Lambert	—	—
Tax Fees
PwC	—	—
Johnson Lambert	—	—
All Other Fees
PwC	—	—
Johnson Lambert	—	—
Total Fees	$5,330,000	$3,490,000

Audit fees for 2006 consist of fees paid to PwC for services normally provided by the independent registered public accounting firm in connection with statutory, SEC and regulatory filings prior to August 2006 and for services provided relating to the inclusion of PwC’s report for the Company’s financial statements for the year ended December 31, 2005 in the Company’s Form 10-K. In addition, audit fees for 2006 also include fees paid to Johnson Lambert for the audits of the annual consolidated financial statements (for inclusion in the Company’s annual report on Form 10-K filed in 2007), audits of annual statutory and subsidiary financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory, SEC and regulatory filings or engagements.

Audit fees for 2005 consist of fees paid to PwC for the audits of the annual consolidated financial statements (for inclusion in the Company’s annual report on Form 10-K filed in 2006), audits of annual statutory and subsidiary financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory, SEC and regulatory filings or engagements, including work related to the Company’s December 2005 offerings of common and Series A preferred shares, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q.

PwC did not provide services to the Company that would be classified under ‘‘Audit-related fees’’ in 2005 or 2006. Johnson Lambert did not provide any services that would be classified under ‘‘Audit-Related Fees’’ in 2006.

PwC did not provide any services to the Company that would be classified under ‘‘Tax Fees’’ in 2005 or 2006. Johnson Lambert did not provide any services that would be classified under ‘‘Tax Fees’’ in 2006.

PwC did not provide any services to the Company that would be classified under ‘‘All Other Fees’’ in 2005 or 2006. Johnson Lambert did not provide any services that would be classified under ‘‘All Other Fees’’ in 2006.

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules and the audit committee charter, the audit committee has established the following policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by Johnson Lambert.

Prior to the engagement of the independent auditor for any audit or permitted non-audit services, the chief financial officer or his designee submits a proposal for such services to the audit committee or the chairman of the audit committee, as the case may be. The audit committee reviews such proposals and provides its consent only after first considering whether the proposed services are consistent with the SEC’s rules on auditor independence. The engagement terms and fees for the following services are subject to the committee’s consideration for pre-approval on a case-by-case basis:

•	annual audit of the Company’s financial statements;

•	tax services proposed to be provided at the Company’s expense to any executive officer or director of the company in his or her individual capacity;

•	services that were pre-approved but would exceed any corresponding fee threshold; and

•	other services that do not permit the independent registered public accounting firm to provide services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The audit committee also will not permit the independent registered public accounting firm’s engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms, which generally include:

•	bookkeeping or other services related to accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions;

•	human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services; and

•	expert services unrelated to the audit.

The audit committee delegated authority to the chairman of the committee, to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy;

•	increase any authorized fee limit for pre-approved services (but not by more than 20% of the initial amount that was pre-approved) before the Company or its subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The chairman is required to report any pre-approval or fee increase decisions to the audit committee at the next committee meeting. The audit committee did not delegate to management any of the audit committee’s authority or responsibilities concerning the independent registered public accounting firm’s services.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Structure of the Board of Directors

Pursuant to our bye-laws, the number of directors on our board is currently fixed at seven. Five directors have been determined to be independent by our board of directors under the listing standards of Nasdaq.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee, a governance and nominating committee and a finance committee. Each committee is entirely comprised of independent directors, as such term is defined under Nasdaq listing standards. The board of directors has adopted a written charter for each of these committees. The full text of each charter, as well as the Company’s code of business conduct, are available on the Company’s website at www.quantaholdings.com under ‘‘investor information’’ with a further link to ‘‘corporate governance.’’

Audit Committee

The audit committee assists our board of directors and our management in our efforts to consistently act with integrity and accuracy in financial reporting. The audit committee’s responsibilities include:

•	selecting and reviewing our independent registered public accounting firm and their services;

•	reviewing and discussing with appropriate members of our management our audited financial statements, related accounting and auditing principles, practices and disclosures;

•	reviewing and discussing our quarterly financial statements prior to the filing of those quarterly financial statements;

•	establishing procedures for the receipt of, and response to, any complaints received by us regarding accounting, internal accounting controls, or auditing matters, including anonymous submissions by employees;

•	reviewing the accounting principles and auditing practices and procedures to be used for our financial statements and reviewing the results of those audits;

•	monitoring the adequacy of our operating and internal controls as reported by management and the independent registered public accounting firm or internal auditors; and

•	reviewing any transactions in which the Company or any of our subsidiaries is a participant and in which the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers, director nominees, holders of more than five percent of our common shares, or any immediate family member of any of the foregoing, has a direct or indirect material interest.

Roland C. Baker is the chair of our audit committee, and the other members of our audit committee are Susan F. Cabrera and Robert B. Shapiro. The board has determined that each member of the audit committee satisfies the financial literacy requirements of Nasdaq and that Roland C. Baker is an audit committee financial expert as that term is defined under Item 407(d) of Regulation S-K.

Compensation Committee

The compensation committee’s responsibilities include:

•	establishing and reviewing the overall corporate policies, goals and objectives for the compensation of our chief executive officer and other executive officers, including a review of the relationship of executive compensation to corporate performance and relative shareholder return, compensation at other insurance companies, past years’ compensation to our executives, and other relevant factors;

•	evaluating the performance of our executive chairman, chief executive officer and other executive officers in light of the corporate goals and objectives and, based on that evaluation, determining the compensation of the executive chairman, chief executive officer and other executive officers, including individual elements of salary, bonus, supplemental retirement, incentive and equity compensation, in light of the corporate goals and the performance evaluation; and

•	making recommendations to our board of directors regarding the salaries, benefits and other compensation of our non-employee directors, committee chairpersons, and committee members.

Robert B. Shapiro is the chair of our compensation committee, and the other members are Roland C. Baker and Susan F. Cabrera.

Governance and Nominating Committee

The governance and nominating committee is responsible for assisting the board of directors by identifying the individuals qualified to serve on our board of directors and recommending to the board the nominees for election by shareholders at each annual general meeting of shareholders, recommending to the board the director nominees for each committee of the board, developing, recommending to the board and assessing corporate governance policies for the Company, and leading the board in its annual review of the board’s performance. The governance and nominating committee’s responsibilities include:

•	assessing, developing and communicating with the board concerning the appropriate criteria for nominating and appointing directors;

•	actively seeking individuals qualified to become board members for recommendation to the board;

•	if and when requested by the board, identifying and recommending to the board the appointees to be selected by the board for service on the committees of the board;

•	having sole authority to retain and terminate any search firm used to identify director candidates and having sole authority to approve the search firm’s fees and other retention terms;

•	developing, assessing and recommending to the board corporate governance policies, including our code of business conduct;

•	reviewing, on behalf of the board, the charter of each committee of the board and making recommendations to the relevant committees with respect to these charters and to the board in connection with the board’s action relating to these charters;

•	receiving comments from all directors and reporting its assessment of the board’s performance annually to the board to be discussed with the full board following the end of each fiscal year;

•	reviewing and assessing the management succession plan for the chief executive officer position and other members of executive management and the annual review of its assessment of those plans with the board;

•	reviewing written communications from shareholders concerning our annual general meeting and governance process and making recommendations to the board with respect to these communications;

•	reviewing requests from directors and executive officers for waivers from our code of conduct, making recommendations to the board concerning those requests or granting such requests on behalf of the board, if appropriate, and reviewing any required disclosures relating to those waivers; and

•	overseeing the director orientation program to familiarize new directors with our business, governance practices and industry trends.

Robert B. Shapiro is the chair, and currently the only member, of our governance and nominating committee.

Finance Committee

The finance committee’s responsibilities include:

•	making recommendations to the board regarding the Company’s capital structure, including payment of dividends;

•	overseeing and making recommendations to the board regarding the Company’s investment policy;

•	monitoring, on behalf of the board, the performance of the Company’s investment portfolio;

•	making recommendations to the board relating to the tax domicile of the Company and its subsidiaries;

•	reviewing surplus maintained by the Company’s insurance subsidiaries and related dividend plans;

•	monitoring the Company’s cash flow projections and those of its subsidiaries; and

•	engaging in such other functions and exercise such other powers as may be delegated to it from time to time by the board.

Susan F. Cabrera is the chair of our finance committee and the other member is Robert B. Shapiro.

Meetings of the Board of Directors, Executive Sessions and Attendance by Members of the Board of Directors at Annual General Meeting of Shareholders

The board of directors conducts its business through its meetings and meetings of its committees. Each director is requested to attend each of the Company’s regularly scheduled meetings of the board of directors and its constituent committees on which that director serves and the Company’s annual general meeting of shareholders. During 2006, the board of directors held 13 meetings, its audit committee held 24 meetings, its compensation committee held 13 meetings and its governance and nominating committee held 10 meetings. The finance committee, which was established on November 16, 2006, did not hold a meeting during 2006.

All incumbent directors attended more than 75% of the meetings of the board and those committees on which they served, except for Susan Cabrera who did not attend two of the five Board meetings held since her appointment. Of the five incumbent independent directors, three served as members of the audit committee and compensation committee, one served as a member of the governance and nominating committee and two served as members of the finance committee in 2006.

The committees of the board, all consisting only of independent directors, hold regularly scheduled executive sessions where they meet independent of management. Specific meetings, or portions thereof, were set aside for ongoing training of the audit committee and the entire board of directors.

While the Company does not have a formal policy regarding board member attendance at annual general meetings of shareholders, the Company encourages each member of the board of directors to attend each annual general meeting of shareholders. In practice, the Company schedules regular board of directors or committee meetings on the same day as its annual general meeting of shareholders, which the Company believes will facilitate director attendance at the shareholders meeting. All of the Company’s incumbent directors attended the 2006 annual general meeting.

Non-Employee Director Compensation

The level of compensation of non-employee directors was reviewed in 2006 and adjusted based on publicly available data describing director compensation in other companies in the insurance and reinsurance business and information obtained directly from other companies. Non-employee directors are compensated through a combination of cash, stock options and restricted shares. The table below provides an overview of non-employee director compensation:

Annual Fee	$30,000 in cash or 120% of this amount if the director elects to receive shares of common stock of the Company in lieu of cash
Chairperson fee	$15,000 for the audit committee chair $10,000 for the other committee chairs
Attendance fees	$2,000 for each board and committee meeting attended
Options	Upon joining the board of directors, each director receives options to purchase 25,000 shares with an exercise price equal to the closing price of the shares on Nasdaq on the date of the grant. These options vest in four equal annual installments on the anniversary of the grant and have a ten year term. Upon a director’s resignation, options that are then exercisable may be exercised for 90 days (but not beyond the expiration date). All unexercisable options are forfeited upon resignation.
Restricted Shares	Annually, following the shareholders meeting, each non-employee director receives a grant of restricted shares in an amount equal to 20,000 divided by the closing price of the common shares on the day of the grant. Non-employee directors who are appointed on a date other than the date of the annual shareholders meeting, receive a restricted stock grant that is pro-rated based on the amount of time they are expected to serve until the next annual shareholders meeting. These restricted shares vest in equal installments over a two year period and are not forfeited unless the non-employee director voluntarily resigns as a member of the board of directors or is removed as a member of the board of directors for cause.

We reimburse all non-employee directors for expenses incurred to attend meetings of our board of directors or committees, including travel, meals and lodging. With respect to travel costs, we will reimburse the cost of travel only up to the actual cost of certain airline tickets regardless of how travel actually takes place.

The table below provides the compensation paid to non-employee directors during the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Roland C. Baker(2)	79,500	2,781	2,994	85,275
Mark Bridges(3)	—	278	351	629
Susan F. Cabrera(4)	14,000	—	2,194	16,194
Nigel W. Morris(5)	129,999	2,781	—	132,780
W. Russell Ramsey(6)	34,000	—	—	34,000
Robert B. Shapiro(7)	97,000	2,781	2,944	102,725

(1)	Represents the dollar amount recognized, as determined by the Company under SFAS 123R for financial reporting purposes. The fair value as determined under SFAS 123R, of the awards based on the grant date fair value estimated by the Company for financial reporting purposes is as follows: : Roland C. Baker, $68,832, Mark Bridges, $35,249, Susan F. Cabrera, $24,750, Nigel W. Morris, $19,999, W. Russell Ramsey, $0 and Robert B. Shapiro, $70,499. Upon Mr. Bridges’ resignation, all of his options and restricted shares were forfeited. See Note 17. ‘‘Employment Benefit Plans’’ to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2006, for the assumptions made in determining SFAS 123R values. The Company cautions that the actual amount ultimately realized by a named executive officer from the disclosed equity awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.
(2)	On December 31, 2006, Mr. Baker held options to purchase 25,000 common shares and 7,936 restricted shares.

(3)	Mr. Bridges resigned from the board of directors on February 27, 2007. On December 31, 2006, Mr. Bridges held options to purchase 25,000 common shares and 4,273 restricted shares. Upon his resignation, all of his options and restricted shares were forfeited.
(4)	On December 31, 2006, Ms. Cabrera held options to purchase 25,000 common shares.
(5)	Mr. Morris resigned from the board of directors on January 25, 2007. On December 31, 2006, Mr. Morris held options to purchase 25,000 common shares and 7,936 restricted shares. Upon his resignation, all of his options and restricted shares were forfeited. Mr. Morris’ fees paid include $94,000 in cash and the value of 15,584 common shares received in lieu of cash.
(6)	Upon his resignation from the board of directors on December 11, 2007, all options and restricted shares held by Mr. Ramsey were forfeited.
(7)	On December 31, 2006, Mr. Shapiro held options to purchase 25,000 common shares and 7,936 restricted shares. Mr. Shapiro’s Fees Earned includes $88,000 in cash and the value of 3,896 common shares received in lieu of cash.

Nomination of Directors

The governance and nominating committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the board of directors. In identifying candidates for membership on the board of directors, the governance and nominating committee takes into account:

•	Whether the director/potential director assists in achieving a mix of board members that represents a diversity of background and experience (including with respect to age, gender, industry knowledge and experience, and financial expertise) that, at the then applicable stage in the life of the Company, will result in the board of directors having the necessary tools to perform its oversight function effectively.

•	Personal individual characteristics, including strength of character, inquiring mind, mature judgment, independence of thought, ability to work collegially and effectively with others, high moral standards, loyalty to the Company and its business plan, concern for the Company’s success and welfare, personal integrity, and high performance standards.

•	Other individual characteristics, including, ability to read and understand basic financial statements, business experience with high levels of responsibility, high accomplishments as a leader in his or her field or in the companies he or she has been associated with, superior credentials and recognition, commitment to enhancing shareholder value, experience at the strategy/policy setting level, experience dealing with complex problems or crisis response, the time available to contribute special competencies to board activities, service on not more than three boards of public companies and on not more than one other audit committee of a public company, the industry or financial service industry experience or the time available to enhance knowledge of the insurance, reinsurance and consulting industries, and freedom from conflicts of interest.

Candidates who do not meet all of these requirements may still be considered as the committee will seek candidates who present the best combination of these characteristics.

When identifying and evaluating incumbent directors whose terms are set to expire, the committee reviews such directors’ overall service to the Company during their term including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. The committee then evaluates that information in the context of the current composition of the board, the operating requirements of the Company and the long-term interests of the shareholders.

When identifying new director candidates, the committee first determines whether the nominee is independent as such term is defined under the listing standards of Nasdaq, which determination is based upon the Company’s charter and bye-laws, applicable securities laws, the rules and regulations of the SEC and the advice of counsel, if necessary. The committee then uses its network of contacts or may use a professional search firm to compile a list of candidates. The committee then organizes interviews and meetings to evaluate the candidate. Finally, the committee meets to discuss and consider such candidates’ qualifications, chooses a candidate by majority vote and then proposes the candidate to the entire board of directors.

The governance and nominating committee will consider director candidates recommended by shareholders. If a shareholder has a suggestion for candidates for election to the board of directors, the Company’s bye-laws provide that the recommendation must be submitted in writing to the Secretary, Quanta Capital Holdings Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda not less than 60 days prior to a meeting of the shareholders of the Company called for the purpose of electing directors. Submissions must include each of the following:

1.	The name and record address of the shareholder who intends to make such nomination.

2.	The class and number of shares which are beneficially owned by the shareholder.

3.	The name, age, business and residential address of each individual to be nominated.

4.	The principal occupation or employment of each individual to be nominated.

5.	The class and number of shares which are beneficially owned by each individual to be nominated.

6.	All other information relating to each individual to be nominated that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act.

7.	The signed consent of any such nominee to serve as a director, if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

Procedures for Contacting the Board of Directors

Shareholders of the Company and other interested parties may communicate their concerns to the board of directors or to individual directors in accordance with the procedures described on the Company’s website at www.quantaholdings.com. Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement under SEC Rule 14a-8 or intended to be brought before a shareholders’ meeting in compliance with our bye-laws are subject to specific notice and other requirements referred to under ‘‘Submission of Shareholder Proposals for 2008 Annual General Meeting’’ and in applicable SEC rules and our bye-laws. If you wish to make a shareholder proposal to be presented at a meeting of shareholders, you may not use the communication process described on the Company’s website in lieu of following the notice and other requirements that apply to shareholder proposals intended to be presented at a meeting of shareholders.

EXECUTIVE OFFICERS

Biographies of the current executive officers of the Company are set forth below, except for that of James J. Ritchie which is included above under ‘‘Proposal No. 1 — Election of Directors.’’

Peter D. Johnson — 59 — President and Chief Executive Officer.    Mr. Johnson joined the Company as our President and Chief Executive Officer on September 14, 2006. Prior to joining Quanta, Mr. Johnson was the Founder, Chairman and Chief Executive Officer of Risk Enterprise Management Limited from June 1995 to January 2004. Mr. Johnson was also Chairman and Chief Executive Officer of Home Insurance Company and US International Reinsurance Company from June 1995 to March 2003, during its run-off. Additionally, he was the founder and Chairman of Claims Management Group, Ltd. (formally IRISC, Ltd. London), a part of Zurich Insurance Group, from August 1993 to July 2003.

Jonathan J.R. Dodd — 37 — Chief Financial Officer.    Mr. Dodd joined the Company in September 2003 and has 16 years of finance and insurance industry experience. Mr. Dodd was appointed as Chief Financial Officer in November 2005. Prior to serving as Chief Financial Officer, Mr. Dodd served as Interim Chief Financial Officer from July 2005 to November 2005 and as Group

Controller from September 2003 to July 2005. Before joining the Company, he served for approximately three years as director and the head of finance and operations for Allianz Risk Transfer — North America. His prior experience also includes a management position at Centre Solutions Ltd. and serving as a senior audit manager at KPMG LLP.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2006 to be included in the Proxy Statement for the Company’s annual general meeting of shareholders filed pursuant to Section 14(a) of the Exchange Act. Based on its review and discussion referred to below, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s 2007 annual general meeting of shareholders.

Members of the compensation committee:
Robert B. Shapiro — Chairman Roland C. Baker Susan F. Cabrera

Compensation Discussion and Analysis

Compensation Committee

The compensation committee, composed entirely of independent directors, evaluates the performance of the executive chairman, chief executive officer and other executive officers (meaning those individuals classified by the Company as officers for purposes of SEC rules under Section 16 of the Exchange Act, all of whom are referred to throughout this proxy statement as the named executive officers) in light of the corporate goals and objectives and, based on that evaluation, determines the compensation of the named executive officers, including individual elements of compensation.

The compensation committee’s goals with respect to executive compensation are to establish and review at least annually the overall corporate policies, goals and objectives for the compensation of the named executive officers. This includes a review of the relationship of executive compensation to corporate performance and relative shareholder return, past years’ compensation to the Company’s executive officers and other relevant factors.

The compensation committee’s executive compensation philosophy is a commitment to a strong link between the compensation for its executives and the preservation and return of capital to the Company’s shareholders. This philosophy mirrors the Company’s compensation philosophy for its other employees.

The compensation committee is also responsible for the administration of the equity-based 2003 Long Term Incentive Plan (the ‘‘2003 Plan’’) and of the 2007 Long Term Incentive Plan (the ‘‘2007 LTIP’’), both of which are more fully described below.

Objectives of the Executive Compensation Program

Given the many changes our company and our business have undergone following A.M. Best’s financial strength rating downgrade in 2006 the compensation committee focused its efforts during the first three quarters of 2006 on retaining and attracting members of our senior management to maintain stability and continuity. In light of the challenges that we expect to face as we continue to run-off our business, the compensation committee believes that stability in our senior management remains a necessary and important objective in the future in order to achieve our corporate goals. To this end, our compensation program is designed to:

•	Reward effectiveness, efficiency, flexibility and commitment during the run-off of our remaining business lines and reward effective management of our Lloyd’s business, in each case with the goal of retaining and motivating our named executive officers to achieve our corporate objectives; and

•	Align the interests of our executives with those of our stakeholders.

During the fourth quarter of 2006, the compensation committee developed, considered and approved a list of goals and objectives for Mr. Ritchie for 2007, which are divided into three components: corporate governance, corporate strategies and growth of intrinsic business value, each weighted at one third. The compensation committee intends establish goals and objectives for Messrs. Dodd and Johnson for 2007 as well. These goals and objectives are expected to be used to measure the performance of each of Messrs. Ritchie, Johnson and Dodd in the future. These goals and objectives are only to be used for computing executive compensation, and they should not be considered predictions of corporate performance, and they should not be relied upon for any purpose outside the context of this compensation discussion.

Some of the objectives of Mr. Ritchie, such as those relating to effective leadership and corporate planning are not quantifiable, so achievement of overall target levels will be determined upon an assessment by the compensation committee after the end of the fiscal year. As determined by the compensation committee, upon a 100% level of achievement of all of his objectives, Mr. Ritchie will be entitled to a bonus of 100% which is the middle point of Mr. Ritchie’s bonus range of from zero to 200%. The compensation committee believes achievement at an 80% level should be reasonably achievable for Mr. Ritchie. These performance objectives have only recently been formulated, however, and are based on our new business model. Therefore, we have no history upon which to estimate future bonus payments under these objectives.

Compensation Consultant

The compensation committee has retained Towers Perrin, referred to in this proxy statement as the consultant, as its compensation consultant, and directed its consultant to provide advice to the committee on compensation decisions regarding our named executive officers and with respect to the development of the 2007 LTIP. The consultant provides the committee with relevant data regarding market trends and alternatives to consider in its decision-making process. The compensation committee approves the scope of work of the consultant. The Company has also engaged Tillinghast Towers Perrin LLP, an affiliate of the consultant, as the Company’s appointed actuary and compensates that company for the work performed as such.

Determination of Compensation of Named Executive Officers

Due to the changing circumstances of our business in 2006 referred to above, the Company experienced the following changes in its executive officer functions:

•	Robert Lippincott III, served as Interim Chief Executive Officer until September 14, 2006;

•	Peter D. Johnson was appointed as President and Chief Executive Officer on September 14, 2006; and

•	James J. Ritchie was appointed as Executive Chairman on September 14, 2006.

Jonathan J.R. Dodd was the Chief Financial Officer throughout 2006.

The employment terms of each of the named executive officers were individually and independently negotiated and, as a result, the named executive officers do not receive each form of compensation that we provide. Each of our named executive officers has entered into an employment and/or a retention agreement with the Company tailored to the specific duties of each individual executive officer. Therefore, these agreements vary significantly, as they are based largely upon the requirements of the Company and the particular executive officer at the time in which the parties entered into the agreement. The employment and/or retention agreements are described below under ‘‘-Employment and Retention Agreements.’’

Peter D. Johnson.    In its decision-making process with respect to Peter D. Johnson, the compensation committee focused on attracting and retaining this executive to lead the Company’s self-managed run-off. The compensation committee reviewed Mr. Johnson’s employment history and qualifications and the consultant provided the compensation committee with market data about compensation and alternatives to consider. On September 14, 2006, we entered into an agreement with Mr. Johnson providing for a base salary in the gross amount of $500,000 per year with an annual target cash bonus of 100% of the base salary within a range of zero to 200%. The bonus in the first year of employment is guaranteed at $500,000, payable in September 2007. The compensation committee also agreed to work with Mr. Johnson to develop the 2007 LTIP which addresses the future performance of Mr. Johnson and certain other members of the management team. The compensation committee determined that, participants in the 2007 LTIP, including Mr. Johnson, will be entitled to receive payouts in 2010 if certain targets (based on the sum of dividends paid on the Company’s common shares prior to December 31, 2009 and the total market value of the Company) are met during the three year period ending on December 31, 2009. The target payout for Mr. Johnson under the 2007 LTIP is 100% of his aggregate salary for each of 2007, 2008 and 2009.

James J. Ritchie.    With respect to James J. Ritchie, the compensation committee reviewed Mr. Ritchie’s role as Executive Chairman following September 14, 2006 and his role as Chairman prior to September 14, 2006. On September 14, 2006, the Company and Mr. Ritchie entered into an employment agreement, which was amended on March 1, 2007. The employment agreement provides that Mr. Ritchie will serve as Executive Chairman of the Company. Pursuant to the employment agreement, Mr. Ritchie’s base salary is $400,000, and he is eligible for an annual target cash bonus of 100% of his base salary, within a range of zero to 200%. Mr. Ritchie does not participate in the 2007 LTIP. The compensation committee concluded that the compensation package provided to Mr. Ritchie was appropriate to attract Mr. Ritchie to serve as our Executive Chairman.

Jonathan J.R. Dodd.    Mr. Dodd has been our Chief Financial Officer since November 2005. On February 22, 2006, the compensation committee awarded Mr. Dodd a $250,000 discretionary bonus for 2005, of which 25% was paid in the first quarter of 2006 and the remaining 75% was paid in the first quarter of 2007. On March 30, 2006, in an effort to provide Mr. Dodd with a long term incentive to stay with the Company, the compensation committee, with advice from its consultant, entered into a retention agreement with Mr. Dodd. This agreement set his base salary at $325,000 per year and provided that he will be eligible for annual bonus awards. The compensation committee deemed that it was important to keep Mr. Dodd as our Chief Financial Officer for the long term, and after careful consideration, with advice from its consultant, concluded that the compensation arrangement provided to Mr. Dodd was in the best interests of the Company. On December 11, 2006, the compensation committee increased Mr. Dodd’s base salary to $400,000 and authorized a target bonus for 2007 of 100% of his salary. The compensation committee determined that, participants in the 2007 LTIP, including Mr. Dodd, will be entitled to receive payouts in 2010 if certain targets are met during the three year period ending on December 31, 2009. The target payout for Mr. Dodd under the 2007 LTIP is 90% of his aggregate salary for each of 2007, 2008 and 2009.

Robert Lippincott III.    Mr. Lippincott served as Interim Chief Executive Officer from November 2005 until September 14, 2006. The compensation committee, with advice from its consultant, approved Mr. Lippincott’s compensation arrangement in December 2005 following his appointment as Interim Chief Executive Officer. While he was serving as Interim Chief Executive Officer, Mr. Lippincott received a monthly base salary of $50,000 and was to receive a bonus equal to 50% of the total salary he earned while serving as Interim Chief Executive Officer. Mr. Lippincott received this bonus following the appointment of Peter D. Johnson as our Chief Executive Officer. While serving as Interim Chief Executive Officer, Mr. Lippincott commuted from his home in Florida to the Company’s offices in New York. In February 2006, the compensation committee approved the reimbursement of Mr. Lippincott’s commuting expenses in lieu of paying for any relocation expenses he might otherwise have incurred. During 2006, the dollar value of Mr. Lippincott’s commuting expenses paid for by the Company, was $26,656. During his trips to New York, Mr. Lippincott stayed in an apartment that we had previously leased for business use and which is also utilized by other employees from time to time for business purposes.

Elements of Our Executive Compensation

The principal components of compensation for the named executive officers are:

•	Base salary;

•	Bonuses;

•	Long-term equity compensation;

•	Post-termination benefits, including change of control triggers and benefits; and

•	Perquisites and other personal benefits.

We have no policy or pre-established targets for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews the performance of the Company and the named executive officers and the achievement of established goals to determine the appropriate level and mix of compensation elements.

Base Salary.    We provide our named executive officers and other employees with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year. During 2006, the compensation committee, after obtaining advice from its consultant, set the named executive officers’ base salaries at levels it believed would effectively meet its paramount goal of attracting, retaining and motivating our executives considering the challenges facing our company. In setting base salary levels, the committee also considered the executives’ job responsibilities, skills and their performance history, where available. Increases in salaries are reviewed on an annual basis, as well as at the time of promotions or other change in responsibilities.

Bonuses.    Performance-based awards are intended to align executives’ interests with our goal of increasing the value of the Company for its shareholders. They are determined based on the executives’ job responsibilities and the achievement of goals set by the compensation committee at the beginning of each fiscal year. In addition, bonuses may also be discretionary in recognition of changed circumstances and/or in recognition of high levels of performance.

In addition to the performance-based awards, the compensation committee, in consultation with its consultant, adopted our 2007 LTIP to provide a long-term bonus opportunity to our named executive officers and certain other key employees. The 2007 LTIP is intended to motivate and reward certain key employees of the Company and its subsidiaries for the successful management of the run-off of our business and insurance operations other than our Lloyd’s business. The 2007 LTIP is also intended to help us retain certain key employees by providing only benefits that do not vest for up to three years except in the event of a change of control, termination by the Company without cause, or due to death, permanent disability or normal retirement. Under the 2007 LTIP, if any participant voluntarily terminates his or her employment (other than by retirement) or that person is terminated for cause prior to December 31, 2009 the entire award will be forfeited by that participant. If any participant is involuntarily terminated without cause, then the participant will receive a pro-rata portion of the total amount available to participants under the 2007 LTIP. In the event specified change of control events are completed prior to 2010, participants will become immediately vested in their payouts under the 2007 LTIP and will receive an award based on the share price received by the shareholders of the Company in the change of control transaction plus dividends previously paid to the shareholders.

While the compensation committee administers the 2007 LTIP, the committee has delegated to the Chief Executive Officer the right to designate any employees who are not named executive officers of the Company as participants in the plan. The 2007 LTIP provides for cash payments to our officers and other specified employees, including Messrs. Johnson and Dodd, as more fully described above based on our achievement of preset financial targets.

Long-Term Equity Compensation.    We grant equity awards to our named executive officers and key employees under our 2003 Plan, which was approved by our board and our shareholders in

July 2003. Awards are based upon prior performance, the importance of attracting or retaining the executives’ services and the potential for their performance to help us attain our long-term goals. Long-term equity awards are also intended to reward performance and to give the executives an additional long-term interest in the Company. All equity awards are approved by the compensation committee before or on the date of grant except for awards of not more than an aggregate of 100,000 securities for which the Chief Executive Officer has received granting authority provided that he report those grants and their terms to the compensation committee. The exercise price of stock options is the closing sales price of our common shares on Nasdaq on the date of the grant. Equity awards granted as part of annual total compensation for senior management and other employees are made by the compensation committee at its scheduled meetings. Our policy for new hires and promotions is that any grants require compensation committee approval at the next scheduled meeting unless the Chief Executive Officer utilizes the granting authority referred to above.

Historically, under the 2003 Plan, we have granted to our executive officers stock options, restricted shares, performance-based shares or a combination of these awards. According to the terms of the 2003 Plan, we may also grant stock appreciation rights, restricted share units, dividend equivalent rights and other share-based awards. The grants vest (become available for sale or exercise) over time, typically between two and four years, as set by the compensation committee at the time of grant. The 2003 Plan also provides our directors with the opportunity to receive their annual retainer fee for board of director service in shares of common stock.

The number of equity awards granted to each named executive officer under the 2003 Plan is made on a discretionary rather than formula basis by the compensation committee. In years prior to 2006, we have granted performance shares under the 2003 Plan, but due to the significant changes in our business, we did not make any grants of performance shares in 2006. In 2006, the compensation committee granted restricted shares to our Executive Chairman as we believed these awards were an effective means to retain his services for our company and we granted options to our Chief Executive Officer, as we believed these awards were an effective means in assisting us in attracting his services to our company.

The maximum number of shares reserved for issuance under the plan is 9,350,000. As of April 1, 2007, the number of shares that remain available under the plan is 8,574, 248. The maximum number of shares with respect to which options and stock appreciation rights may be granted during a calendar year to any eligible employee is 700,000 shares. The maximum number of shares that may be granted with respect to performance awards, restricted shares and restricted share units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code is the equivalent of 250,000 shares during a calendar year to any eligible employee. Recipients of awards may exercise awards at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient’s life. Awards granted under the plan are evidenced by either an agreement that is signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient.

Post-Termination Benefits — Change of Control Triggers and Benefits.    Our named executive officers may receive certain benefits following a change of control or following termination without cause. These benefits are more fully described under ‘‘—Employment and Retention Agreements.’’

Perquisites and Other Personal Benefits.    While we do not have a policy providing for specific perquisites, we do provide our named executive officers with some perquisites and other personal benefits. These benefits are ones that the compensation committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers.

We provide certain basic benefits, such as medical and dental insurance, as well as vacation and other paid holidays. These benefits are available to all our employees, including each named executive officer, and the compensation committee believes these are comparable to those provided at other companies. These programs are designed to provide certain basic quality of life benefits and protections to our employees. All of our employees in the United States, including Mr. Johnson, are eligible to participate in our 401(k) savings plan. Mr. Ritchie does not participate in our 401(k) savings plan. In addition, we maintain two pension benefit plans, which are non-qualified defined contribution plans, for our Bermuda-based employees, including Mr. Dodd. Bermuda law requires that every Bermudian or spouse of a Bermudian be enrolled in a retirement plan and that a minimum of 10% of salary, limited to $200,000, be contributed to this plan. Mr. Dodd contributes 10% of his salary and we contribute 10% of his salary into our QCH Non-Secured Plan (‘‘QCH NPS Plan’’). Because Mr. Dodd’s salary is more than $200,000, however, and the NPS Plan only allows for contributions of $20,000, we also maintain our QCH International Plan, into which contributions over $20,000 are made. We believe that these plans are comparable to pension benefits generally available to similarly situated employees in the insurance and reinsurance industry in Bermuda. Pursuant to Mr. Dodd’s employment agreement, we also pay him a housing allowance of $11,000 per month for his residence in Bermuda.

2006 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2006. The Company has entered into employment agreements with Messrs. Ritchie, Johnson and Dodd and those agreements are more fully described below.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
James J. Ritchie Executive Chairman(1)	2006	322,627	(2)	—		31,101	(3)	—		—		353,728
Peter D. Johnson Chief Executive Officer(1)	2006	144,230		—		—		7,505	(4)	3,606	(5)	155,341
Jonathan J.R. Dodd Chief Financial Officer	2006	329,464		250,000	(6)	—		—		164,946	(7)	552,000
Robert Lippincott III(1) Interim Chief Executive Officer	2006	495,749	(8)	245,874	(9)	—		—		26,656	(10)	768,279

(1)	Mr. Ritchie was appointed as Executive Chairman on September 14, 2006. Mr. Johnson was appointed as Chief Executive Officer on September 14, 2006. Mr. Lippincott served as Interim Chief Executive Officer until September 14, 2006. Messrs. Ritchie and Lippincott also served as directors of the Company during 2006. Mr. Ritchie also served as Chairman of the board of directors until September 14, 2006.
(2)	Includes $117,460 paid in salary for service as Executive Chairman for the period from September 14, 2006 to December 31, 2006, $169,167 in director fees for the period from January 1, 2006 through September 14, 2006 when he served as Chairman, and the value of 15,584 common shares received in lieu of director fees.
(3)	Consists of the value of 60,377 restricted shares granted for services as Chairman and 7,936 restricted shares granted for service as a director. Represents the dollar amount recognized, as determined under SFAS 123R, of the equity awards granted by the Company for financial reporting purposes. See Note 17. ‘‘Employment Benefit Plans’’ to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2006, for the assumptions made in determining SFAS 123R values. The Company cautions that the actual amount ultimately realized by a named executive officer from the disclosed equity awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.
(4)	Granted in connection with commencement of employment. Represents the dollar amount recognized, as determined under SFAS 123R, of the equity awards granted by the Company for financial reporting purposes. See Note 17. ‘‘Employment Benefit Plans’’ to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2006, for the assumptions made in determining SFAS 123R values. The Company cautions that the actual amount ultimately realized by a named executive officer from the disclosed equity awards will likely vary based on a number of factors, including the Company’s actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(5)	Represents the matching contributions made by the Company to Mr. Johnson’s 401(k) savings plan.
(6)	Represents bonus for 2005. Of this amount $62,500 was paid in 2006 and payment of $187,500 was deferred by the Compensation Committee until March 15, 2007.
(7)	Includes $32,946 in matching contributions made by the Company to Mr. Dodd’s pension benefit plan and $132,000 in housing allowance.
(8)	Includes $4,000 of fees received for director services in 2006 following his resignation as Interim Chief Executive Officer.
(9)	According to the agreement with Mr. Lippincott, following Mr. Johnson’s appointment as Chief Executive Officer, Mr. Lippincott received a bonus of 50% of the amount of salary paid from November 22, 2005 until September 14, 2006, the date on which Mr. Johnson was appointed.
(10)	This includes reimbursement of Mr. Lippincott’s commuting expenses from his home in Florida to the Company’s New York office during the period when he served as Interim Chief Executive Officer. For more information, see the related discussion in the ‘‘Compensation Discussion and Analysis’’ section above.

2006 Grants of Plan-Based Award Table

The table below sets forth certain information concerning individual grants of restricted shares and options made during the year ended December 31, 2006 to Messrs. Ritchie and Johnson. Messrs. Lippincott and Dodd did not receive any plan-based awards during 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
James J. Ritchie,	04/27/06	60,377	(1)	—		—	159,999
Executive Chairman	06/06/06	15,584	(2)	—		—	35,999
	06/06/06	7,936	(3)	—		—	18,332
Peter D. Johnson, Chief Executive Officer	09/14/06	—		100,000	(4)	1.88	80,997

(1)	Represents restricted shares which vests on April 27, 2007.
(2)	Represents common shares issued to Mr. Ritchie in lieu of a cash payment of annual director fees.
(3)	Represents restricted shares received as director compensation which vests in two equal installments on June 6, 2007 and June 6, 2008.
(4)	Granted in connection with commencement of employment.

All equity awards granted in 2006 were made under the 2003 Plan. For further information of the 2003 Plan, see ‘‘Compensation Discussion and Analysis — Elements of our Executive Compensation- Long Term Compensation.’’

Outstanding Equity Awards at 2006 Fiscal Year-End

The table below sets forth the outstanding equity awards to each of the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
James J. Ritchie Executive Chairman	18,750	6,250(2)	—	10.00	09/03/13	94,573	(3)	203,332
Peter D. Johnson Chief Executive Officer	—	100,000(4)		1.88	9/14/13	—		—
Jonathan J.R. Dodd Chief Financial Officer	3,750 2,042 4,166	1,250(5) 6,126(5) 12,500(5)		10.00 8.92 4.59	10/21/13 03/08/15 12/08/12	994	(6)	—
Robert Lippincott III Interim Chief Executive Officer	6,250	18,750(7)		8.92	03/08/15	—		—

(1)	The exercise price of the stock option awards is equal to the closing price of the common stock as reported by Nasdaq on the date of the grant.
(2)	The shares underlying this option vest on September 3, 2007.
(3)	60,377 shares vest on April 27, 2007, 26,260 vest on October 24, 2007 and 7,936 shares vest in two equal installments on June 6, 2007 and 2008.
(4)	The shares underlying these options vest in four equal installments on September 14, 2007, 2008, 2009 and 2010.
(5)	Mr. Dodd’s options vest as follows:
•	1,250 — vest on October 21, 2007.
•	6,126 — vest in three equal installments on March 8, 2007, 2008 and 2009.
•	12,500 — vest in three equal installments on December 8, 2007, 2008 and 2009.
(6)	Amount represents performance shares that will vest based on the Company’s achievement of average return on equity over the three year period ending December 31, 2007, as calculated in accordance with U.S. Generally Accepted Accounting Principles. On March 8, 2008, Mr. Dodd will receive a percentage of the performance shares based on the average return on equity as set forth below:

Average Return on Equity	Number of Shares
Less than 12%	0%
12% or more and less than 20%	50%
20% or more and less than 25%	100%
25% or more and less than 30%	200%
30% or more	300%

(7)	The shares underlying these options vest in three equal installments on March 8, 2007, 2008 and 2009.

2006 Option Exercises and Stock Vested

The table below provides information relating to the vesting of certain restricted shares held by Mr. Ritchie. None of the other named executive officers exercised stock options and none held restricted shares.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James J. Ritchie Executive Chairman	26,260	51,207

2006 Non-Qualified Deferred Compensation

The following table provides information for the year ended December 31, 2006 with respect to our non-qualified defined contribution plans that provide for matching contributions for our Bermuda employees, including Mr. Dodd, on a basis that is not tax-qualified. For a discussion of these defined contribution plans, see ‘‘Compensation Discussion and Analysis — Perquisites and Other Personal Benefits.’’

Name	Executive Contributions in 2006 ($)		Registrant Contribution in 2006 ($)		Aggregate Earnings in 2006 ($)		Aggregate balance at December 31, 2006 ($)
Jonathan J.R. Dodd Chief Financial Officer	32,499	(1)	32,499	(2)	$14,181	(3)	281,603

(1)	The entire amount is reported in the 2006 Summary Compensation Table as a portion of Mr. Dodd’s salary.
(2)	This entire amount is reported in the 2006 Summary Compensation Table under All Other Compensation.
(3)	The Aggregate Earnings in 2006 column in the table above represents the amount the supplemental savings plan balance has changed in the past fiscal year, net of employee and employer contributions. There were no above-market or preferential earnings with respect to Mr. Dodd’s deferred compensation balance.

Employment and Retention Agreements

The following information summarizes the employment agreements for James J. Ritchie, Executive Chairman, and Peter D. Johnson, President and Chief Executive Officer and the retention agreement and employment agreement for Jonathan J.R. Dodd, our chief financial officer.

James J. Ritchie

On September 14, 2006, the Company entered into an employment agreement with James J. Ritchie which was amended on March 1, 2007 (together, the ‘‘Ritchie Employment Agreement’’) providing that he will serve as Executive Chairman and will devote a substantial amount of his working time and efforts to our business and affairs.

The Ritchie Employment Agreement provides that we will use our best efforts to cause Mr. Ritchie to be re-elected as a member of the Board of Directors and that he will resign from his service as a member of the Board of Directors and any committee on which he serves in the event his employment is terminated for any reason. Mr. Ritchie receives a base salary of $400,000 per year which is subject to increase at the discretion of the compensation committee of the Board of Directors starting with calendar year 2007. In the event the Company’s business needs require less of Mr. Ritchie’s time to achieve our business objectives, the Company may change Mr. Ritchie’s status to part-time and reduce his base salary in proportion to the decrease in the number of hours he works. In addition to his base salary, Mr. Ritchie participates in an annual bonus plan. His target annual bonus will be 100% of his base salary (within a range of a minimum of 0% and a maximum of 200%), subject to successful achievement of performance objectives established by the compensation committee.

The Ritchie Employment Agreement may be terminated upon 30 days’ prior written notice by us or by Mr. Ritchie and will terminate upon his death or permanent disability. The agreement can also be terminated by Mr. Ritchie for good reason or by us for cause. If Mr. Ritchie’s employment is terminated:

•	by Mr. Ritchie for good reason or by us without cause, we will pay Mr. Ritchie the bonus that would have been payable to him for the year of termination as determined by the compensation committee and an amount equal to twelve months of his base salary;

•	as a result of a change of control, we will pay Mr. Ritchie the bonus that would have been payable to him for the year of termination as determined by the compensation committee and an amount equal to twenty four months of his base salary at the time of his termination;

•	due to Mr. Ritchie’s death, we will pay his estate or beneficiary the bonus that would have been payable to him for the year of termination as determined by the compensation committee and an amount equal to twelve months of his base salary;

•	due to Mr. Ritchie’s permanent disability, we will pay him any bonus he may be entitled to for the year of termination and we will pay him at 50% of his base salary on a monthly basis up to the maximum then set forth in the Company’s long-term disability insurance plan, offset by any proceeds he may receive from insurance we provide; and

•	for cause or due to Mr. Ritchie’s resignation other than for good reason, he will be entitled to receive his base salary through the date of his termination.

Cause, good reason and change of control are generally defined as follows:

•	Cause includes theft or embezzlement, conviction of, or plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude, willful or prolonged absence from work (other than due to disability or physical or mental illness), willful failure or refusal to perform his duties and responsibilities, continued and habitual use of alcohol to an extent that materially impairs the performance of his duties, use of illegal drugs, material breach of any of the provisions contained in the employment agreement, in most instances unless corrected within 30 days after his being given written notice.

•	Good reason includes material diminution of Mr. Ritchie’s duties or responsibilities, his not being elected or reelected to the board of directors or the requirement that he report to anyone other than our board of directors, any material breach by us of the agreement, any reduction of Mr. Ritchie’s base salary (unless his salary is reduced as a result of a change in his status to part-time) or a reduction in his bonus opportunity.

•	A change of control occurs:

–	if any person or entity other than certain affiliates of the Company is or becomes the beneficial owner of voting securities representing 40% or more of the Company’s outstanding voting securities; or

–	if our current directors and those who later become directors with the approval of at least a majority of the directors then in office cease for any reason to constitute a majority of the members of the board; or

–	a merger, consolidation, recapitalization, sale or disposition of all or substantially all of our assets, or our reorganization, other than any such transaction that would result in at least 60% of the total voting power of the surviving entity or, in the case of an asset sale, the successor entity, outstanding immediately after such transaction being beneficially owned by those who were shareholders of our stock immediately before the transaction, unless the transaction would otherwise be deemed a change in control; or

–	the board of directors adopts a resolution to the effect that, for purposes of the employment agreement, a change in control has occurred.

Mr. Ritchie is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the employment agreement, as well as ongoing confidentiality requirements.

If Mr. Ritchie terminates his employment through voluntary resignation or without good reason, however, he will only be subject to a non-competition obligation if we, at our sole discretion, pay him 50% of his base salary in equal monthly installments over the 12-month non-compete period.

Peter D. Johnson

On September 14, 2006, in connection with the appointment of Peter Johnson as President and Chief Executive Officer of the Company, the Company entered into a letter agreement with Mr. Johnson (the ‘‘Johnson Employment Agreement’’) providing for a base salary in the gross amount of $500,000 per year with an annual target cash bonus of 100% of the base salary within a range of 0 to 200%. The bonus in the first year of employment is guaranteed at $500,000, payable in September 2007. In order to receive a bonus, Mr. Johnson must be an employee on the date that the guaranteed bonus will be paid (September 2007) unless he is terminated for reasons other than cause or if his employment with us is terminated as a result of a change in control.

In addition, the Johnson Employment Agreement provided that on September 14, 2006, Mr. Johnson be granted an option to purchase 100,000 common shares of the Company and that he be eligible to participate in our long term compensation plan, once such plan has been approved by the compensation committee of the board of directors. The stock option agreement relating to Mr. Johnson’s options provides that, in the event the Mr. Johnson’s employment is terminated for cause, he will forfeit his options. If Mr. Johnson’s employment is terminated as a result of his death or permanent disability, his options will become immediately exercisable in full and will continue to be exercisable by Mr. Johnson or his beneficiary for three years following termination of his employment, but not beyond the expiration date of the option.

The Johnson Employment Agreement also provides that in the event Mr. Johnson’s employment is terminated by us before September 14, 2008 for reasons other than cause, he will be paid the greater of twelve months severance or severance equal to the number of months remaining between the termination of employment date and September 14, 2008. In the event that he is terminated for reasons other than cause following September 14, 2008, this severance will equal 12 months. Monthly severance shall be the monthly equivalent of his eligible total annual cash compensation.

Under the Johnson Employment Agreement, cause means:

•	theft or embezzlement from the Company or its subsidiaries;

•	malfeasance or gross negligence in the performance of his duties;

•	the commission of any felony or any crime involving moral turpitude;

•	willful or prolonged absence from work other than by reason of disability due to physical or mental illness;

•	failure, neglect or refusal to perform his duties and responsibilities;

•	continued and habitual use of alcohol to an extent that materially impairs performance of his duties; or

•	use of illegal drugs.

Jonathan J. R. Dodd

We entered into an employment agreement and a retention agreement with Mr. Dodd, our Chief Financial Officer, on December 22, 2004 and March 30, 2006 (the ‘‘Dodd Employment Agreement’’). Some portions of Mr. Dodd’s employment agreement were superseded by the terms of his retention agreement, but to the extent they were not superseded, the terms of the employment agreement are still in effect. The term of Mr. Dodd’s retention agreement continues until March 30, 2008 and may be increased, at the discretion of the Company, at increments of one year, with a maximum of two years subject to a six month notification to Mr. Dodd. Pursuant to Mr. Dodd’s retention agreement and employment agreement, Mr. Dodd receives an annual salary of $325,000 and is eligible to receive an annual bonus. On December 11, 2006, the compensation committee increased Mr. Dodd’s annual salary to $400,000.

According to the retention agreement, if Mr. Dodd’s employment is terminated:

•	by us for cause (explained below) or due to Mr. Dodd’s voluntary resignation, we will have no further financial obligation to Mr. Dodd;

•	by us due to Mr. Dodd’s unsatisfactory performance, Mr. Dodd will be paid severance under our severance practice;

•	by us without cause, we will pay Mr. Dodd an amount equal to two times his base salary;

•	by us without cause within a period of eighteen months following a change of control, we will pay Mr. Dodd an amount equal to two times his base salary;

•	due to Mr. Dodd’s involuntary resignation (as described below) we will pay Mr. Dodd an amount equal to two times his base salary; and

•	due to Mr. Dodd’s retirement without a non-competition agreement with us, Mr. Dodd will be paid the benefits to which he is entitled under Quanta’s Bermuda pension plan.

Mr. Dodd is also subject to non-competition provisions for a period of one year after termination of the employment agreement subject to certain exceptions, as well as ongoing confidentiality requirements.

Under Mr. Dodd’s retention agreement, a change of control occurs when:

•	any person or entity becomes a beneficial owner of 50% or more of the Company’s common shares; or

•	there is a substantial change of management or ownership of any of the Company’s insurance company operating subsidiaries.

An involuntary resignation is generally defined in Mr. Dodd’s retention agreement to mean following a change in control, Mr. Dodd’s decision to no longer serve as an executive officer of the Company, which decision shall have resulted from one of the following events:

•	a substantial diminution of Mr. Dodd’s duties without his prior written consent; or

•	a relocation or attempted relocation of Mr. Dodd without his written consent to an office outside a twenty-five mile radius of his work/office location; or

•	rehabilitation, receivership, conservation, liquidation or other legal event by government regulators.

Potential Payments Upon Termination

The following table shows potential payments to each of Messrs. Ritchie, Johnson and Dodd under existing contracts, plans or other arrangements in various scenarios involving a hypothetical termination of their employment. These amounts are computed for each executive as if his employment had been terminated for the reasons shown on December 31, 2006, and using the closing price of our common shares on that day ($2.15). These amounts are estimates only and do not necessarily reflect the amounts that would actually be paid upon any termination, which would only be known under the circumstances and at the time that these amounts might become payable.

Name	Voluntary Termination	Termination Without Cause or for Good Reason	Termination for Cause	Termination after a Change of Control	Death	Disability
James J. Ritchie Employment Agreement Restricted Share Agreement	— —	$400,000(1) —	— —	$800,000(1) —	$400,000(1) $203,334(3)	$200,000(2) $203,334(3)
Peter D. Johnson Employment Agreement Stock Option Agreement	— —	$854,167(4) —	— —	— —	— 27,000(5)	$27,000(5)
Jonathan J.R. Dodd Retention Agreement	—	$800,000	—	$800,000(6)	—	—

(1)	Since Mr. Ritchie’s employment began on September 14, 2006, he received no bonus for 2006. If he had been entitled to receive a bonus payment, such amount would have been payable upon termination.
(2)	If Mr. Ritchie’s employment is terminated due to permanent disability, we will pay him any bonus due to him and will pay him at a rate of 50% of his base salary during the period of his disability on a monthly basis up to the maximum then set forth in the Company’s long-term disability insurance plan, offset by any proceeds he may receive from insurance.
(3)	This amount reflects accelerated vesting of all restricted share grants upon Mr. Ritchie’s death or permanent disability.
(4)	This amount is equal to Mr. Johnson’s monthly salary of $41,666.67 for a period of twenty and one-half months.
(5)	This amount represents the difference between the stock price of $2.15 and the exercise price of $1.88, multiplied by 100,000 shares.
(6)	This amount is only payable if Mr. Dodd is terminated without cause after a change in control or if he resigns due to a substantial diminution of his duties, an attempted relocation to an office outside a twenty-five mile radius of his current office, or a receivership or liquidation or other similar legal action against the Company by government regulators.

In addition to the above amounts, Messrs. Johnson and Dodd, as participants in the 2007 LTIP, may be entitled to receive additional payments upon termination of their employment in the future. Under the 2007 LTIP, which was approved by the compensation committee in January 2007, if the services of any participant are involuntarily terminated without cause, then the participant will receive a pro-rata portion of the total amount available to participants under the 2007 LTIP. In the event that specified change of control events are completed prior to 2010, participants will become immediately vested in their payouts under the 2007 LTIP and will receive an award based on the share price received by the shareholders of the Company in the change of control transaction plus dividends previously paid to the shareholders. For a more detailed discussion of the 2007 LTIP, see ‘‘Compensation Discussion and Analysis — Elements of our Executive Compensation — Bonus.’’

REPORT OF THE AUDIT COMMITTEE

The audit committee assists the board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The audit committee manages the Company’s relationship with its independent registered public accounting firm (who reports directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as determined by the audit committee, from the Company for such advice and assistance.

The Company’s management has primary responsibility for preparing the Company’s financial statements and the Company’s financial reporting process. The Company’s independent registered public accounting firm, Johnson Lambert & Co. LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3.	The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, ‘‘Independence Discussions with audit committee’’) and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

4.	The audit committee recommended to the board, and the board has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 that was filed with the SEC and that accompanies this proxy statement.

The undersigned members of the audit committee have submitted this report to the board of directors.

Members of the audit committee:
Roland C. Baker — Chairman Susan F. Cabrera Robert B. Shapiro

SECURITY OWNERSHIP

The following table sets forth the total number and percentage of our common shares beneficially owned as of April 12, 2007 by: (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares; (2) each director; (3) each of our named executive officers; and (4) all directors and named executive officers as a group.

	Shares beneficially owned
Beneficial Owner	Number	Percent
The Baupost Group LLC.(1)	6,950,000	9.93
Donald Smith & Co., Inc.(2)	6,640,000	9.48
Boston Partners Asset Management, LLC(3)	6,607,510	9.44
Brandes Investment Partners LP(4)	5,407,596	7.72
Morgan Stanley(5)	3,854,207	5.51
NWQ Investment Management Co. LLC(6)	3,728,730	5.33
James J. Ritchie(7)	166,445	*
Robert Lippincott III(8)	12,500	*
Roland C. Baker(9)	14,186	*
William H. Bolinder(10)	4,006	*
Susan F. Cabrera(11)	8,012	*
John C. McKenna(12)	2,499	*
Robert B. Shapiro(13)	18,082	*
Peter D. Johnson	—	*
Jonathan J.R. Dodd(14)	12,000	*
All directors and executive officers as a group (9 persons)	237,730	*

*	less than 1.0%
(1)	Based on Schedule 13G filed by the named beneficial owner on February 13, 2007. The address of The Baupost Group LLC is 10 St. James Avenue, Suite 2000, Boston, Massachusetts 02116.
(2)	Based on Schedule 13G filed by the named beneficial owner on February 13, 2007. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, New York 10019.
(3)	Based on Schedule 13G filed by the named beneficial owner on February 14, 2007. The address of Boston Partners Asset Management, LLC is 28 State Street, 20th Floor, Boston, Massachusetts 02109.
(4)	Based on Schedule 13G filed by the named beneficial owner on February 14, 2007. The address of Brandes Investment Partners, LP is 11988 El Camino Real, Suite 500, San Diego, California 92130.
(5)	Based on Schedule 13G filed by the named beneficial owner on February 15, 2007. The address of Morgan Stanley is 1585 Broadway, New York, New York 10036.
(6)	Based on Schedule 13G filed by the named beneficial owner on February 13, 2007. The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.
(7)	Includes 113,498 shares held by Mr. Ritchie and his spouse over which each has power of attorney to vote and divest; 26,861 restricted shares that vest on October 24, 2007 and 7,936 restricted shares which vest in equal portions on June 7, 2007 and 2008. Also includes 18,750 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007.
(8)	Shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007.
(9)	Includes 7,936 restricted shares which vest in equal portions on June 7, 2007 and 2008 and 6,250 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007.
(10)	Restricted shares vest in equal portions on January 25, 2008 and 2009.
(11)	Restricted shares vest in equal portions on July 25, 2007 and 2008.
(12)	Restricted shares vest in equal portions on April 10, 2008 and 2009.
(13)	Includes 7,936 restricted shares that vest in equal portions on June 7, 2007 and 2008 and 6,250 shares issuable upon exercise of options that are exercisable within 60 days of April 1, 2007.
(14)	These shares are issuable upon exercise of options that are exercisable within 60 days of April 1, 2007.

 REVIEW OF Related Person Transactions

We have adopted a written policy for approving transactions between the Company and our directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members. The policy generally provides that the Company will not enter into any related party transaction, as defined in Item 404 of Regulation S-K, unless the audit committee or another independent body of the board of directors first reviews and approves the transaction.

On December 15, 2005, we entered into an engagement letter with Friedman, Billings, Ramsey & Co., Inc. (‘‘FBR’’), under which we engaged FBR until December 15, 2006 to act as our financial advisor in connection with any sale of all or a material part of the assets and/or liabilities or capital stock of the Company, a joint venture with another company involving all or part of the Company’s businesses, an acquisition of all or part of another company or its businesses or other strategic transaction. The engagement letter terminated on December 15, 2006 but provides that certain fees may be payable if certain transactions involving the Company occur before June 15, 2008. W. Russell Ramsey, who serves on the Board of Directors of FBR, served on our board of directors until December 11, 2006. Under the terms of the engagement letter, FBR’s compensation was agreed between the Company and FBR on an arms-length basis. In connection with our sale of Environmental Strategies Consulting LLC during 2006, FBR received advisory fees of $0.6 million directly associated with the sale.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Executives, officers and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the year ended December 31, 2006, all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2008 ANNUAL GENERAL MEETING

Under the federal proxy solicitation rules, for any proposal submitted by a shareholder to be considered for inclusion in the Company’s proxy materials for the 2008 annual general meeting of shareholders, it must be received by the Company at its registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda addressed to the Secretary by January 9, 2008. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a shareholder desires to nominate one or more individuals for election as directors at the 2008 annual general meeting, written notice of such shareholder’s intent to make such a nomination must be received by the Company at its registered office not later than sixty days prior to the date of the 2008 annual general meeting.

If a shareholder of record or group of shareholders of record representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of requisition a right to vote at the 2008 annual general meeting, or, comprising not less than one hundred shareholders, desires to bring other business before the 2008 annual general meeting of shareholders, such proposal must be received by the Company at its registered office, located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda addressed to the Secretary in the case of proposals to be voted on, not less than six weeks before the 2008 annual general meeting.

ANNUAL REPORT

The Company’s annual report on Form 10-K for 2006 is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company’s annual report. If you would like a copy of the annual report, please contact Quanta Capital Holdings Ltd., Cumberland House, 1 Victoria Street, Hamilton HM 11, Bermuda, Attn: Karen Barnett. In addition, financial reports and recent filings with the SEC, are available on the Internet at www.sec.gov. Company information is also available on the Internet at www.quantaholdings.com. Information contained on the website is not part of this proxy statement.

OTHER MATTERS

The Company knows of no specific matter to be brought before the annual general meeting that is not referred to in the attached notice of annual general meeting of shareholders and this proxy statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters.

The audit committee report, the compensation committee report, and references to the independence of directors serving on the audit committee are not deemed to be ‘‘soliciting materials’’ or ‘‘filed’’ with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by the Company under the Exchange Act or the Securities Act of 1933, as amended (except to the extent the Company specifically incorporates any such information into a document that is filed).

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF QUANTA CAPITAL HOLDINGS LTD.

The undersigned hereby revoking all proxies previously granted, appoints MARTHA G. BANNERMAN and WALDA DECREUS, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual General Meeting of Shareholders of Quanta Capital Holdings Ltd. on June 7, 2007 and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

(Continued and to be dated and signed on the reverse.)

QUANTA CAPITAL HOLDINGS LTD. P.O. BOX 11230 NEW YORK, N.Y. 10203-0230

To include any comments, please mark this box.

PLEASE COMPLETE AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

DETACH PROXY CARD HERE

PLEASE BE CERTAIN TO DATE AND SIGN THIS PROXY. RETURN THE PROXY IN THE ENCLOSED ENVELOPE.	Votes must be marked in the manner indicated above in black or blue ink.

(1)    ELECTION OF DIRECTORS

James J. Ritchie, Robert Lippincott III, Roland C. Baker, William H. Bolinder, John C. McKenna, Robert B. Shapiro and Susan F. Cabrera

FOR all nominees listed above	WITHHOLD AUTHORITY to vote for all nominees listed above	*EXCEPTIONS: FOR all nominees except those listed below

*EXCEPTIONS:____________________________

(2)    APPROVAL OF AN AMENDMENT TO THE COMPANY’S BYE-LAWS TO MAKE THE COMPANY ELIGIBLE FOR A DIRECT REGISTRATION PROGRAM

FOR	AGAINST	ABSTAIN

(3)    RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To ratify the selection of Johnson Lambert & Co. LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2007.

FOR	AGAINST	ABSTAIN

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and note change below.

SCAN LINE

Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each should sign.

Date	Share Owner sign here	Co-Owner sign here